Exhibit 99.1

CONNECTICUT WATER SERVICE, INC.

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

ASSETS	September 30, 2018	December 31, 2017
Utility Plant	$955,127	$927,289
Construction Work in Progress	19,849	11,761

	974,976	939,050
Accumulated Provision for Depreciation	(253,488)	(241,327)

Net Utility Plant	721,488	697,723

Other Property and Investments	12,111	10,662

Cash and Cash Equivalents	4,603	3,618
Accounts Receivable (Less Allowance, 2018 – $1,281; 2017 – $1,265)	16,443	14,965
Accrued Unbilled Revenues	11,742	8,481
Materials and Supplies, at Average Cost	1,752	1,593
Prepayments and Other Current Assets	12,426	7,021

Total Current Assets	46,966	35,678

Unrecovered Income Taxes – Regulatory Asset	75,227	66,631
Pension Benefits – Regulatory Asset	9,804	11,339
Post-Retirement Benefits Other Than Pension – Regulatory Asset	106	116
Goodwill	66,403	67,016
Deferred Charges and Other Costs	11,936	9,618

Total Regulatory and Other Long-Term Assets	163,476	154,720

Total Assets	$944,041	$898,783

CAPITALIZATION AND LIABILITIES
Common Stockholders’ Equity:
Common Stock Without Par Value: Authorized – 25,000,000 Shares Issued and Outstanding: 2018 – 12,049,724; 2017 – 12,065,016	$189,927	$191,641
Retained Earnings	108,422	102,417
Accumulated Other Comprehensive (Loss)	(149)	(428)

Common Stockholders’ Equity	298,200	293,630
Preferred Stock	—	772
Long-Term Debt	250,877	253,367

Total Capitalization	549,077	547,769

Current Portion of Long-Term Debt	4,321	6,173
Interim Bank Loans Payable	58,541	19,281
Accounts Payable and Accrued Expenses	8,529	11,319
Accrued Interest	1,637	1,439
Current Portion of Refund to Customers – Regulatory Liability	326	64
Other Current Liabilities	3,291	3,262

Total Current Liabilities	76,645	41,538

Advances for Construction	19,324	20,024
Deferred Federal and State Income Taxes	34,168	33,579
Unfunded Future Income Taxes	66,849	58,384
Long-Term Compensation Arrangements	30,666	32,649
Unamortized Investment Tax Credits	1,076	1,133
Excess Accumulated Deferred Income Tax – Regulatory Liability	30,861	30,937
Refund to Customers – Regulatory Liability	109	—
Other Long-Term Liabilities	1,307	1,241

Total Long-Term Liabilities	184,360	177,947

Contributions in Aid of Construction	133,959	131,529
Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$944,041	$898,783

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands, except per share amounts)

	2018	2017
Operating Revenues	$36,269	$31,797

Operating Expenses
Operation and Maintenance	12,416	11,912
Depreciation	4,605	4,283
Income Tax Expense (Benefit)	(1,326)	235
Taxes Other Than Income Taxes	3,210	2,822

Total Operating Expenses	18,905	19,252

Net Operating Revenues	17,364	12,545
Other Utility Income, Net of Taxes	200	264

Total Utility Operating Income	17,564	12,809

Other (Deductions) Income, Net of Taxes
Gain on Real Estate Transactions	626	—
Non-Water Sales Earnings	469	252
Allowance for Funds Used During Construction	146	101
Merger and Acquisition Costs	(2,114)	(11)
Other	(303)	(23)

Total Other (Loss) Income, Net of Taxes	(1,176)	319

Interest and Debt Expense
Interest on Long-Term Debt	2,607	2,230
Other Interest Expense (Income), Net	69	150
Amortization of Debt Expense and Premium, Net	49	32

Total Interest and Debt Expense	2,725	2,412

Net Income	13,663	10,716
Preferred Stock Dividend Requirement	—	10

Net Income Applicable to Common Stock	$13,663	$10,706

Weighted Average Common Shares Outstanding:
Basic	11,951	11,817
Diluted	12,045	12,041
Earnings Per Common Share:
Basic	$1.15	$0.92
Diluted	$1.13	$0.90
Dividends Per Common Share	$0.3125	$0.2975

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands, except per share amounts)

	2018	2017
Operating Revenues	$91,026	$82,162

Operating Expenses
Operation and Maintenance	38,156	34,331
Depreciation	13,670	11,959
Income Tax Expense (Benefit)	(706)	(579)
Taxes Other Than Income Taxes	8,685	7,904

Total Operating Expenses	59,805	53,615

Net Operating Revenues	31,221	28,547
Other Utility Income, Net of Taxes	715	619

Total Utility Operating Income	31,936	29,166

Other (Deductions) Income, Net of Taxes
Gain on Real Estate Transactions	626	33
Non-Water Sales Earnings	1,297	842
Allowance for Funds Used During Construction	304	668
Merger and Acquisition Costs	(7,766)	(266)
Other	(1,121)	(964)

Total Other (Loss) Income, Net of Taxes	(6,660)	313

Interest and Debt Expense
Interest on Long-Term Debt	7,775	6,397
Other Interest Expense (Income), Net	185	(221)
Amortization of Debt Expense and Premium, Net	151	101

Total Interest and Debt Expense	8,111	6,277

Net Income	17,165	23,202
Preferred Stock Dividend Requirement	10	29

Net Income Applicable to Common Stock	$17,155	$23,173

Weighted Average Common Shares Outstanding:
Basic	11,899	11,436
Diluted	12,069	11,661
Earnings Per Common Share:
Basic	$1.44	$2.03
Diluted	$1.42	$1.99
Dividends Per Common Share	$0.9225	$0.8775

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Three Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands)

	2018	2017
Net Income	$13,663	$10,716
Other Comprehensive Income, net of tax
Reclassification to Pension and Post-Retirement Benefits Other than Pension, net of tax (expense) of $(21) and $(30) in 2018 and 2017	58	48
Unrealized gain on investments, net of tax (expense) of $(35) and $(17) in 2018 and 2017	94	26

Other Comprehensive Income, net of tax	152	74

Comprehensive Income	$13,815	$10,790

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Nine Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands)

	2018	2017
Net Income	$17,165	$23,202
Other Comprehensive Income, net of tax
Reclassification to Pension and Post-Retirement Benefits Other than Pension, net of tax (expense) of $(64) and $(91) in 2018 and 2017	175	144
Unrealized gain on investments, net of tax (expense) of $(39) and $(76) in 2018 and 2017	104	119

Other Comprehensive Income, net of tax	279	263

Comprehensive Income	$17,444	$23,465

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

For the Three Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands, except per share amounts)

	2018	2017
Balance at Beginning of Period	$98,523	$96,975
Net Income	13,663	10,716

	112,186	107,691

Dividends Declared:
Cumulative Preferred, Class A, $0.20 per share in 2017	—	3
Cumulative Preferred, Series $0.90, $0.225 per share in 2017	—	7
Common Stock – 2018 $0.3125 per share; 2017 $0.2975 per share	3,764	3,590

	3,764	3,600

Balance at End of Period	$108,422	$104,091

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

For the Nine Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands, except per share amounts)

	2018	2017
Balance at Beginning of Period	$102,417	$91,213
Net Income	17,165	23,202

	119,582	114,415

Premium on Redemption of Preferred Stock	(15)	—
Dividends Declared:
Cumulative Preferred, Class A, $0.40 and $0.60 per share in 2018 and 2017, respectively	4	9
Cumulative Preferred, Series $0.90, $0.45 and $0.675 per share in 2018 and 2017, respectively	6	20
Common Stock – 2018 $0.9225 per share; 2017 $0.8775 per share	11,135	10,295

	11,145	10,324

Balance at End of Period	$108,422	$104,091

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2018 and 2017

(Unaudited)

(In thousands)

	2018	2017
Operating Activities:
Net Income	$17,165	$23,202
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by
Operating Activities:
Deferred Revenues	(1,875)	(5,283)
Provision for Deferred Income Taxes and Investment Tax Credits, Net	(114)	406
Allowance for Funds Used During Construction	(304)	(668)
Depreciation and Amortization (including $1,074 and $593 in 2018 and 2017, respectively, charged to other accounts)	14,744	12,552
Gain on Real Estate Transactions	(626)	(33)
Change in Assets and Liabilities:
Increase (Decrease) in Accounts Receivable and Accrued Unbilled Revenues	(4,739)	(3,155)
Increase in Prepaid Income Taxes and Prepayments and Other Current Assets	(5,434)	(6,038)
Increase in Other Non-Current Items	(1,037)	1,675
Decrease in Accounts Payable, Accrued Expenses and Other Current Liabilities	(595)	(2,760)

Total Adjustments	20	(3,304)

Net Cash and Cash Equivalents Provided by Operating Activities	17,185	19,898

Investing Activities:
Net Additions to Utility Plant	(38,063)	(36,986)
Cash portion of The Avon Water Company Acquisition	—	(6,134)
Proceeds from the Sale of Land	1,350	212
Cash Acquired in Business Combinations	—	1,791

Net Cash and Cash Equivalents Used in Investing Activities	(36,713)	(41,117)

Financing Activities:
Net Proceeds from Interim Bank Loans	58,541	16,047
Net Repayment of Interim Bank Loans	(19,281)	(32,953)
Redemption of Preferred Stock	(787)	—
Purchase of Treasury Stock	(3,525)	—
Proceeds from the Issuance of Long-Term Debt	—	55,000
Costs to Issue Long-Term Debt and Common Stock	—	(2)
Proceeds from Issuance of Common Stock	1,088	1,044
Repayment of Long-Term Debt Including Current Portion	(4,494)	(1,866)
Advances from Others for Construction	116	983
Cash Dividends Paid	(11,145)	(10,324)

Net Cash and Cash Equivalents Provided by Financing Activities	20,513	27,929

Net Increase in Cash and Cash Equivalents	985	6,710
Cash and Cash Equivalents at Beginning of Period	3,618	1,564

Cash and Cash Equivalents at End of Period	$4,603	$8,274

Non-Cash Investing and Financing Activities:
Stock-for-stock acquisition of The Heritage Village Water Company	$—	$16,903
Stock-for-stock acquisition of The Avon Water Company	$—	$26,949
Non-Cash Contributed Utility Plant	$1,668	$2,349
Supplemental Disclosures of Cash Flow Information:
Cash Paid for:
Interest	$7,921	$5,669
State and Federal Income Taxes	$370	$392

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Preparation of Financials

The condensed consolidated financial statements included herein have been prepared by Connecticut Water Service, Inc. (“CTWS” or the “Company”) and its wholly-owned subsidiaries, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are of a normal recurring nature which are, in the opinion of management, necessary to a fair statement of the results for interim periods. Certain information and footnote disclosures have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The Company’s primary operating subsidiaries are: The Connecticut Water Company (“Connecticut Water”), The Heritage Village Water Company (“HVWC”) and The Avon Water Company (“Avon Water”) in the State of Connecticut and The Maine Water Company (“Maine Water”) in the State of Maine. The Condensed Consolidated Balance Sheet at December 31, 2017 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. It is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included in Exhibit 99.2 to the Current Report on Form 8-K of SJW Group to which these Unaudited Condensed Consolidated Financial Statements are attached.

The results for interim periods are not necessarily indicative of results to be expected for the year since the consolidated earnings are subject to seasonal factors. Effective February 27, 2017 and July 1, 2017, the Company acquired HVWC and Avon Water, respectively, discussed further in Note 12 below. As a result, the Company’s Condensed Consolidated Statements of Net Income, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Statements of Retained Earnings and Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2017 include only three months of activity related to Avon Water after its acquisition on July 1, 2017 and approximately seven months of activity related to HVWC after its acquisition on February 27, 2017. The Condensed Consolidated Statements of Net Income, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Statements Retained Earnings and the Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2018 include HVWC’s and Avon Water’s results. HVWC’s and Avon Water’s assets and liabilities are included in the Condensed Consolidated Balance Sheet as of September 30, 2018 and December 31, 2017.

As noted in Note 12 below, HVWC serves approximately 4,700 water customers in the Towns of Southbury, Middlebury, and Oxford, Connecticut and approximately 3,000 wastewater customers in the Town of Southbury, Connecticut. The results of the wastewater line of business are included in the Company’s Water Operations segment. Additionally, as noted in Note 12, Avon Water serves approximately 4,800 water customers in the Towns of Avon, Farmington, and Simsbury, Connecticut.

Proposed Merger with SJW Group

On August 5, 2018, the Company entered into a Second Amended and Restated Agreement and Plan of Merger (the “Revised Merger Agreement”) with SJW Group, a Delaware corporation (“SJW”), and Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SJW (the “Merger”). Subject to the terms and conditions of the Revised Merger Agreement, at the effective time of the Merger, each outstanding share of our common stock (other than certain cancelled shares) will be automatically converted into the right to receive an amount in cash equal to $70.00 per share, payable without interest. The Revised Merger Agreement amends and restates in its entirety the Amended and Restated Agreement and Plan of Merger (the “First Amended and Restated Merger Agreement”), dated as of May 30, 2018, by and among the Company, SJW and Merger Sub, which amended and restated in its entirety the Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of March 14, 2018, by and among the Company, SJW and Merger Sub.

The Board of Directors approved, adopted and declared advisable and resolved to recommend to the Company’s shareholders the approval of the Revised Merger Agreement and the Merger following a comprehensive review of the transaction.

The Merger is subject to certain customary closing conditions, including, among other things, approval of the Revised Merger Agreement by the Company’s shareholders and regulatory approvals (including the approval of the Connecticut Public Utilities Regulatory Authority (“PURA”) and the Maine Public Utilities Commission (“MPUC”)). The required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), was terminated early on April 27, 2018. On October 15, 2018, the Federal Communications Commission (“FCC”) consented to the joint application for transfer of control filed by the Company and SJW on October 4, 2018 and amended on October 12, 2018, and no further clearance from the FCC is required.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

On May 4, 2018, Maine Water filed with the MPUC an application for approval of the Merger. On May 7, 2018, the Company and SJW filed with the PURA a joint application for approval of the Merger. Following the start on May 31, 2018 of a 45-day go-shop process permitted by the First Amended and Restated Merger Agreement, the Company and SJW withdrew their joint PURA application on June 19, 2018, and filed a new joint application on July 18, 2018, following the end of the go-shop process.

On July 20, 2018, the California Public Utilities Commission (“CPUC”) formally issued an Order Instituting Investigation (“Order”) providing that the CPUC will investigate whether the Merger is subject to CPUC approval and the Merger’s anticipated impacts within California. The Order states that the CPUC plans to substantially complete its investigation in a manner sufficiently timely to allow the Merger to go forward by the end of 2018, if appropriate.

The Company and SJW expect the closing of the Merger to occur during the first quarter of 2019.

Regulatory Matters

The rates we charge our water and waste water customers in Connecticut and Maine are established under the jurisdiction of and are approved by PURA and the MPUC, respectively. It is our policy to seek rate relief as necessary to enable us to achieve an adequate rate of return. The Regulated Companies’ allowed returns on equity and allowed returns on rate base are as follows:

As of September 30, 2018	Allowed Return on Equity	Allowed Return on Rate Base
Connecticut Water	9.75%	7.32%
HVWC (blended water and wastewater rates)	10.10%	7.19%
Avon Water	10.00%	7.79%
Maine Water	9.50%	7.96%

The PURA establishes rates in Connecticut on a company-wide basis while the MPUC approves Maine Water’s rates on a division-by-division basis. Each of Connecticut Water, HVWC, Avon Water and Maine Water are allowed to add surcharges to customers’ bills in order to recover certain costs associated with approved capital projects in between full rate cases, as well as approved surcharges for Water Revenue Adjustments, in Connecticut, as discussed in more detail below. HVWC has not added surcharges to customers’ bills in order to recover certain approved capital projects as of September 30, 2018, however, HVWC, as ordered by PURA, began to utilize Water Revenue Adjustments for water and wastewater as of March 31, 2017.

On January 3, 2018, PURA filed a motion to reopen the most recent rate case decisions for the Company’s Connecticut Regulated Companies to determine what, if any, adjustments to rates are appropriate to account for revisions to tax laws, including corporate tax rates, contained in the Tax Cuts and Jobs Act (“Tax Act”). PURA held a hearing on July 30, 2018 for regulated water companies. As discussed below, Connecticut Water has entered into a settlement agreement with the Connecticut Office of Consumer Counsel (“OCC”), which was approved by PURA, that covers treatment of the Tax Act.

On January 11, 2018, the MPUC issued a notice of investigation to determine the impact of the Tax Act on Maine Water. The investigation will allow the MPUC to determine the specific impact of the Tax Act and whether any rate adjustments are warranted. Following discovery, technical conferences were held on April 19, 2018 and July 17, 2018. In addition to determining the impact of the Tax Act on the justness and reasonableness of Maine Water’s rates, the MPUC will consider whether to issue an accounting order to establish a regulatory liability which defers for future return to ratepayers the impact of the tax changes. During the three months ended September 30, 2018, the Company reserved approximately $100,000 in revenues from Maine Water in anticipation of a rate order from the MPUC that will establish lower rates as a result of the Tax Act.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Maine Water Land Sale

On March 11, 2016, Maine Water entered into a purchase and sale agreement with the Coastal Mountains Land Trust, a Maine nonprofit corporation (the “Land Trust”) pursuant to which Maine Water agreed to sell two conservation easements to the Land Trust on approximately 1,300 acres of land located in the towns of Rockport, Camden and Hope, in Knox County, Maine valued in the aggregate at $3.1 million. The land had a book value of approximately $600,000 at September 30, 2018 and December 31, 2017 and is included in “Utility Plant” on the Company’s Consolidated Balance Sheets. The easements and purchase prices are as follows:

1.	Ragged Mountain Mirror Lake Conservation Easement: $1,875,000; and

2.	Grassy Pond conservation Easement: $600,000.

On June 25, 2018, an amendment to the agreement was made to extend closing of the first transaction to September 30, 2018, from June 30, 2018. This amendment also will extend the second closing into 2020. Maine Water will make a $250,000 contribution to the Land Trust upon completion of the closing of the first easement sale. Maine Water also expects to claim a charitable deduction for the $600,000 in excess of the fair market value of the second easement over the $600,000 sale price. The first half of this easement sale, and Maine Water’s related contribution to the Land Trust, was completed in the third quarter of 2018. As a result of the transaction, the Company has recognized $435,000 in net income in the period and has recorded a regulatory liability of $435,000 that will be refunded to customers over a one-year period, beginning January 1, 2019. In addition to the net income recorded as part of the transaction, the Company recorded a $100,000 deferred income tax benefit due to the timing difference related to the cash refund to customers. The total net income benefit recorded by the Company for this transaction was $535,000 presented as $625,000 in gain on real estate transactions offset by $90,000 of donation deduction in the Other line item.

Connecticut Rates

Connecticut Water’s Water Infrastructure Conservation Adjustment (“WICA”) was 0.00% and 8.25% at September 30, 2018 and 2017, respectively. Connecticut Water’s WICA was reset to zero as a result of a rate ruling on the Company’s limited reopener and settlement agreement issued by PURA, as discussed below. As of September 30, 2018 and 2017, respectively, Avon Water’s WICA surcharge was 7.51% and 8.09%. As of September 30, 2018, HVWC has not filed for a WICA surcharge.

On February 6, 2018, Connecticut Water filed a petition with PURA to reopen Connecticut Water’s 2010 rate case proceeding (previously reopened in 2013) for the limited purpose of approving a Settlement Agreement entered into by Connecticut Water and the OCC (the “Agreement”). The Agreement proposes a change in Connecticut Water’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following two components: (1) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to Connecticut Water’s Rockville Water Treatment Plant; and (2) the folding in to base rates of the Company’s present WICA surcharges. In addition, the Agreement provides that:

1.

Upon implementation of new rates under the Agreement, until such time as new rates are adopted in a general rate case, through a temporary modification of the earnings sharing mechanism, Connecticut Water customers will receive one hundred percent of any earnings in excess of levels allowed by law rather than limiting such customer credits to 50% as contemplated by applicable law;

2.	Connecticut Water agrees it will not file for a general increase of Connecticut Water’s base rates to be effective before January 1, 2020;

3.	The pending proceeding initiated by PURA in Docket No. 09-12-11RE03, Application of The Connecticut Water Company for Amended Rates – Federal Tax Cuts and Jobs Act shall be closed; and

4.

Connecticut Water shall continue to make investments in infrastructure replacement consistent with its approved WICA plan. Connecticut Water shall be allowed to continue to pursue recovery of eligible projects through WICA and apply WRA charges as authorized.

PURA issued a Proposed Final Decision on July 6, 2018 that rejected the Settlement Agreement, due to the proposed treatment of income tax expense resulting from the Tax Act. The Company and the Office of Consumer Council each filed written exceptions to the draft decision and a hearing was held on a revised settlement agreement submitted from both parties that would include an adjustment to reflect the impacts of the Tax Act but at a lower dollar amount than recommended in the PURA draft decision. On August 15, 2018, PURA issued a final decision that accepted the conditions of the revised settlement agreement. The primary facets of the revised settlement agreement were the revenue requirements associated with the Rockville Water Treatment Plant, discussed above, and the folding of previously approved WICA surcharges into base rates, which reset Connecticut Water’s WICA to zero and resolution of the Company’s obligations related to the Tax Act. Rates were effective retroactive to April 1, 2018.

Since 2013, Connecticut law has authorized a Water Revenue Adjustment (“WRA”) to reconcile actual water revenues with the revenues projected in the last general rate case and allows companies to adjust rates as necessary to recover the revenues

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

approved by PURA in the last general rate case. The WRA removes the financial disincentive for water utilities to develop and implement effective water conservation programs. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. Additionally, projects eligible for WICA surcharges were expanded to include energy conservation projects, improvements required to comply with streamflow regulations, and improvements to certain acquired systems.

Connecticut Water’s and HVWC’s allowed revenues for the nine months ended September 30, 2018, as approved by PURA during each company’s most recent general rate case and including subsequently approved WICA surcharges, are approximately $64.9 million. Through normal billing for the nine months ended September 30, 2018, revenue for Connecticut Water and HVWC would have been approximately $58.7 million had the WRA not been implemented. As a result of the implementation of the WRA, Connecticut Water and HVWC recorded $6.2 million in additional revenue for the nine months ended September 30, 2018. Avon Water does not currently have PURA approval to apply the WRA surcharge to its customers’ bills and, therefore, does not currently use the WRA mechanism.

Maine Rates

In Maine, the overall, cumulative Water Infrastructure Charge (“WISC”) for all divisions was 6.80% and 6.47% as of September 30, 2018 and 2017, respectively. The WISC rates for the Biddeford and Saco division were reset to zero with the approval of the general rate increase discussed below.

On June 29, 2017, Maine Water filed for a rate increase in its Biddeford and Saco division. The rate request was for an approximate $1.6 million, or 25.1%, increase in revenues. The rate request was designed to recover higher operating expenses, depreciation and property taxes since Biddeford and Saco’s last rate increase in 2015. Maine Water and the Maine Office of the Public Advocate reached an agreement that increases annual revenue by $1.56 million. The agreement was approved by the MPUC on December 5, 2017, with new rates effective December 1, 2017.

A water revenue adjustment mechanism law in Maine became available to regulated water utilities in Maine on October 15, 2015. Maine Water is currently precluded from seeking new rates in the Biddeford and Saco division due to provisions in the settlement agreement with the MPUC. As the stay-out periods for other divisions expire, Maine Water expects to request usage of this mechanism as Maine Water files rate cases for those divisions.

2.	Pension and Other Post-Retirement Benefits

The following tables set forth the components of pension and other post-retirement benefit costs for the three and nine months ended September 30, 2018 and 2017.

Pension Benefits

Components of Net Periodic Cost (in thousands):

	Three Months		Nine Months
Period ended September 30,	2018	2017	2018	2017
Service Cost	$486	$482	$1,461	$1,446
Interest Cost	778	800	2,333	2,400
Expected Return on Plan Assets	(1,165)	(1,073)	(3,496)	(3,218)
Amortization of:
Prior Service Cost	4	4	12	12
Net Recognized Loss	649	517	1,948	1,548

Net Periodic Benefit Cost	$752	$730	$2,258	$2,188

The Company made a total contribution of approximately $3,800,000 in 2018 for the 2017 plan year.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Post-Retirement Benefits Other Than Pension (PBOP)

Components of Net Periodic Cost (in thousands):

	Three Months		Nine Months
Period ended September 30,	2018	2017	2018	2017
Service Cost	$76	$85	$242	$252
Interest Cost	127	128	378	384
Expected Return on Plan Assets	(92)	(89)	(279)	(266)
Other	—	57	—	169
Amortization of:
Prior Service Credit	—	(46)	(1)	(136)
Recognized Net Loss (Gain)	8	(20)	(3)	(60)

Net Periodic Benefit Cost	$119	$115	$337	$343

3.	Earnings per Share

Earnings per weighted average common share are calculated by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the respective periods as detailed below (diluted shares include the effect of stock awards):

Three months ended September 30,	2018	2017
Common Shares Outstanding End of Period	12,049,724	12,068,299

Weighted Average Shares Outstanding (Days Outstanding Basis):
Basic	11,951,237	11,816,553

Diluted	12,045,435	12,041,432

Basic Earnings per Share	$1.15	$0.92
Dilutive Effect of Stock Awards	(0.02)	(0.02)

Diluted Earnings per Share	$1.13	$0.90

Nine months ended September 30,
Weighted Average Shares Outstanding (Days Outstanding Basis):
Basic	11,899,362	11,435,545

Diluted	12,069,369	11,660,674

Basic Earnings per Share	$1.44	$2.03
Dilutive Effect of Stock Awards	(0.02)	(0.04)

Diluted Earnings per Share	$1.42	$1.99

Total unrecognized compensation expense for all stock awards was approximately $0.9 million as of September 30, 2018 and will be recognized over a weighted average period of 1.3 years.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.    Recently Adopted and New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU No. 2014-09”) which amended its guidance related to revenue recognition. ASU No. 2014-09 requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. ASU No. 2014-09 became effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2016, and could be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption, however early adoption is not permitted. On April 1, 2015, the FASB voted for a one-year deferral of the effective date of ASU No. 2014-09, making ASU No. 2014-09 effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company engaged in a project to analyze the impact that adoption of this standard would have on our consolidated financial statements, disclosures, and internal controls. The project included identification of the Company’s revenue streams, creation of an inventory of its contracts with customers, evaluation of a representative sample of these contracts with respect to the new guidance and documentation of any required changes in reporting. The Company derives more than 90% of its revenue from regulated delivery of water and wastewater services to its retail customers, which is considered a contract with customers under ASU 2014-09, excluding revenue recognized as WRA. The majority of the remainder of the Company’s revenue is derived from contract operations and unregulated revenues generated from its Linebacker® program, also considered a contract with customers under ASU 2014-09. The Company determined that revenue generated from the attachment of telecommunications equipment to its facilities through leases with third parties is outside the scope of ASU No. 2014-09. In 2017, the American Institute of Certified Public Accountants (AICPA) power and utility entities revenue recognition task force determined that contributions in aid of construction are not in the scope of ASU No. 2014-09. The Company’s adoption of ASU No. 2014-09 on January 1, 2018 did not result in any change in the measurement and timing of recognition of its revenues. The Company used the modified retrospective approach when implementing ASU No. 2014-09. See Note 5 for more details.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, (“ASU No. 2016-02”), which will require lessees to recognize the following for all leases at the commencement date of a lease: a) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Public business entities should apply the amendments in ASU No. 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact of this standard on its consolidated financial statements and footnote disclosures, but does not expect that the adoption of this guidance will materially impact our consolidated financial position.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments” (“ASU No. 2016-15”). The amendments to ASU No. 2016-15 clarify the classification for eight different types of activities, including debt prepayment and extinguishment costs, proceeds from insurance claims and distributions from equity method investees. For public business entities, ASU No. 2016-15 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company’s adoption of this guidance did not materially impact our consolidated financial position or cash flows.

In March 2017, the FASB issued ASU 2017-07, “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” (“ASU 2017-07”) which amends the requirements related to the income statement presentation of the components of net periodic benefit cost for employer sponsored defined benefit pension and other postretirement benefit plans. Under ASU 2017-07, an entity must disaggregate and present the service cost component of net periodic benefit cost in the same income statement line item as other employee compensation costs arising from services rendered during the period, and only the service cost component will be eligible for capitalization. Other components of net periodic benefit cost will be presented separately from the line item that includes the service cost. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Entities must use a retrospective transition method to adopt the requirement for separate presentation of the income statement service cost and other components, and a prospective transition method to adopt the requirement to limit the capitalization of

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

benefit cost to the service component. As a result of the adoption of ASU 2017-07 in the first quarter of 2018, the Company reclassified $221,000 and $664,000 out of Operation and Maintenance expense and moved it to the “Other” line item in the “Other (Deductions) Income, Net of Taxes” section of the quarter to date and year to date, respectively, September 30, 2017 Condensed Consolidated Statement of Income to conform with the requirements of ASU 2017-07.

In February 2018, the FASB issued ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, (ASU No. 2018-02) to help businesses and other organizations present some effects from the Tax Act’s reduction in the corporate tax rate in their income statements. ASU No. 2018-02 gives the option of reclassifying what are called the “stranded” tax effects within accumulated other comprehensive income to retained earnings during each fiscal year or quarter in which the effect of the lower tax rate is recorded. ASU No. 2018-02 instructs businesses and other organizations to provide a disclosure in their financial statement footnotes that describes the accounting policy they used to release the income tax effects from accumulated other comprehensive income, whether they are reclassifying the stranded income tax effects from the Tax Cut and Jobs Act, and information about the other effects on taxes from the reclassification. ASU 2018-02 is effective for all organizations for fiscal years that begin after December 15, 2018, and the quarterly and other interim periods in those years, with early adoption permissible. The Company adopted ASU No. 2018-02 effective December 31, 2017. The adoption of ASU No. 2018-02 resulted in an approximate $70,000 increase to Retained Earnings at December 31, 2017.

5.	Revenues from Contracts with Customers

Accounting Policy

Our revenues are primarily from tariff-based sales. We provide water and wastewater services to customers under these tariffs without a defined contractual term (at-will). As the revenue from these arrangements is based upon the amount of the water and wastewater services supplied and billed in that period (including estimated billings), there was not a shift in the timing or pattern of revenue recognition for such sales when compared to our revenue recognition prior to the adoption of ASU 2014-09. We have also completed the evaluation of our other revenue streams, including those tied to longer term contractual commitments and the Company’s Linebacker program.

Customers are primarily billed quarterly on a cycle basis. To match revenues with associated expenses, we accrue unbilled revenues for water and wastewater services delivered to customers, but not yet billed at month end, creating a contract asset.

Nature of Goods and Services

Water Operations – We currently provide retail water and wastewater services to five primary customer classes. Our largest customer class consists of residential customers, which include single private dwellings and individual apartments. Our commercial class consists primarily of main street businesses, our industrial class consists primarily of manufacturing and processing businesses that turn raw materials into products, our public authority class represents services provided primarily to municipality or other government customers, and, finally, our fire protection class consists of services related to fire suppression systems and fire hydrants. Connecticut Water’s management has determined that tariff-based receipts; except for the WRA and other deferred revenue mechanisms, which are considered alternative revenue programs; are considered revenues from contracts with customers.

•

The Company has performance obligations for the service of standing ready to deliver water to customers. The Company recognizes revenue at a fixed rate as it provides these services, as approved by regulators. These arrangements generally do not have fixed terms and remain in effect as long as the customer consumes the utility service. The rates are set by PURA and the MPUC through the rate-making process and represent the stand-alone selling price of Company’s service to stand ready to deliver.

•

The Company has performance obligations for the service of delivering the commodity of water to customers. The Company recognizes revenue at a price per unit of water delivered (gallons, cubic feet, etc.), based on the tariffs established by our regulators. These arrangements generally do not have fixed terms and remain in effect as long as the customer consumes the utility service. The rates are set by PURA and the MPUC through the rate-making process and represent the stand-alone selling price of a bundled product comprising the commodity and the service of delivering such commodity.

•

The Company has a performance obligation related to administrative services such as turn-on/turn-off services, assessment of late charges, etc. The Company views that these services are not distinct in the context of the contract because they are highly interdependent for the effective delivery of water service provided to consumers.

Based on the above discussion, the Company believes that the Goods and Services provided under customer contracts constitute a single performance obligation. The Company believes that this performance obligation is satisfied over time.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Services and Rentals – We provide contracted services to water utilities and other clients and also lease certain of our properties to third parties. The types of services provided include contract operations of water; Linebacker, our service line protection plan for public drinking water customers; and providing bulk deliveries of emergency drinking water to businesses and residences via tanker truck. Our lease and rental income comes primarily from the renting of residential and commercial property. The goods and services provided by Linebacker have been determined to be based on the stand ready nature of the Company to provide the goods and services and, therefore, customers simultaneously receive and consume the benefits provided by the Company. The other revenue streams in the Services and Rentals segment, including contracted services to water utilities and other clients, have performance obligations that are satisfied at a point in time, and likewise will not have a shift in the timing or pattern of revenue recognition.

Disaggregation of Revenue

The following table disaggregates our revenue by major source and customer class (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Water Operations
Residential	$20,678	$18,161	$50,842	$45,621
Commercial	4,520	4,091	10,751	9,605
Industrial	990	848	2,445	2,288
Public Authority	1,293	1,017	2,801	2,610
Fire Protection	5,230	4,869	15,536	14,425
Other (including non-metered accounts)	830	880	2,590	2,249

Water Operations Revenues from Contracts with Customers	33,541	29,866	84,965	76,798
Alternative Revenue Program	2,728	1,931	6,061	5,364
Other	348	455	1,084	1,096

Total Revenue from Water Operations	36,617	32,252	92,110	83,258

Services and Rentals
Contract Operations	667	673	1,814	1,878
Linebacker	636	614	1,889	1,857

Services and Rentals Revenues from Contracts with Customers	1,303	1,287	3,703	3,735
Other	30	(31)	112	10

Total Revenue from Services and Rentals	1,333	1,256	3,815	3,745

Total Revenue from Real Estate Transactions	1,350	—	1,350	212

Total Revenues from Contracts with Customers	34,844	31,153	88,668	80,533

Total Revenue	$39,300	$33,508	$97,275	$87,215

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table shows the components of Accounts Receivable and Accrued Unbilled Revenues related to revenues from contracts with customers:

	September 30, 2018	December 31, 2017
Accounts Receivable
Water Operations Segment	$14,669	$12,885
Services and Rentals Segment	194	107

Accounts Receivable from Contracts with Customers	14,863	12,992
Other accounts receivable	1,580	1,973

Total Accounts Receivable	$16,443	$14,965

Accrued Unbilled Revenues from Contracts with Customers	$11,742	$8,481

Accounts Receivable and Accrued Unbilled Revenues: Accounts receivable are comprised of trade receivables primarily from our regulated water customers. The Company records their accounts receivable at cost, which approximates fair value. Additionally, the Company establishes an allowance for uncollectible accounts based on historical losses, management’s assessment of existing economic conditions, customer payment trends, and other factors. The Company assesses late payment fees on trade receivables based on contractual past-due terms established with customers and approved by PURA or the MPUC. The provision for bad debts is charged to operating expense.

The Company’s customers are primarily billed quarterly in cycles having billing dates that do not generally coincide with the end of a fiscal quarter. This results in customers having received water or waste water services that they have not been billed for as of a given period’s end. The Company estimates its unbilled revenues by applying an average billed rate to total unbilled deliveries for each customer class.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Accumulated Other Comprehensive Income

The changes in Accumulated Other Comprehensive Income (Loss) (“AOCI”) by component, net of tax, for the three and nine months ended September 30, 2018 and 2017 are as follows (in thousands):

Three months ended September 30, 2018	Unrealized Gains on Investments	Defined Benefit Items	Total
Beginning Balance (a)	$452	$(753)	$(301)
Other Comprehensive Loss Before Reclassification	—	—	—
Amounts Reclassified from AOCI	94	58	152

Net current-period Other Comprehensive (Loss) Income	94	58	152

Ending Balance	$546	$(695)	$(149)

Three months ended September 30, 2017	Unrealized Gains on Investments	Defined Benefit Items	Total
Beginning Balance (a)	$328	$(1,063)	$(735)
Other Comprehensive Income Before Reclassification	(2)	—	(2)
Amounts Reclassified from AOCI	28	48	76

Net current-period Other Comprehensive Income	26	48	74

Ending Balance	$354	$(1,015)	$(661)

Nine months ended September 30, 2018	Unrealized Gains on Investments	Defined Benefit Items	Total
Beginning Balance (a)	$442	$(870)	$(428)
Other Comprehensive Income Before Reclassification	—	—	—
Amounts Reclassified from AOCI	104	175	279

Net current-period Other Comprehensive Income	104	175	279

Ending Balance	$546	$(695)	$(149)

Nine months ended September 30, 2017	Unrealized Gains on Investments	Defined Benefit Items	Total
Beginning Balance (a)	$235	$(1,159)	$(924)
Other Comprehensive (Loss) Income Before Reclassification	83	—	83
Amounts Reclassified from AOCI	36	144	180

Net current-period Other Comprehensive (Loss) Income	119	144	263

Ending Balance	$354	$(1,015)	$(661)

(a)	All amounts shown are net of tax. Amounts in parentheses indicate loss.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table sets forth the amounts reclassified from AOCI by component and the affected line item on the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2018 and 2017 (in thousands):

Details about Other AOCI Components	Amounts Reclassified from AOCI Three Months Ended September 30, 2018(a)	Amounts Reclassified from AOCI Three Months Ended September 30, 2017(a)	Affected Line Items on Income Statement
Realized Gains on Investments	$129	$47	Other Income
Tax expense	(35)	(19)	Other Income

	94	28

Amortization of Recognized Net Gain from Defined Benefit Items	79	78	Other Income (b)
Tax expense	(21)	(30)	Other Income

	58	48

Total Reclassifications for the period, net of tax	$152	$76

Details about Other AOCI Components	Amounts Reclassified from AOCI Nine Months Ended September 30, 2018(a)	Amounts Reclassified from AOCI Nine Months Ended September 30, 2017(a)	Affected Line Items on Income Statement
Realized Gains on Investments	$143	$60	Other Income
Tax expense	(39)	(24)	Other Income

	104	36

Amortization of Recognized Net Gain from Defined Benefit Items	239	235	Other Income (b)
Tax expense	(64)	(91)	Other Income

	175	144

Total Reclassifications for the period, net of tax	$279	$180

(a)	Amounts in parentheses indicate loss/expense.
(b)	Included in computation of net periodic pension cost (see Note 2 for additional details).

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.	Long-Term Debt

Long-Term Debt at September 30, 2018 and December 31, 2017 consisted of the following (in thousands):

			2018	2017
4.09%	CTWS	Term Loan Note	$11,521	$12,358
4.15%	CTWS	CoBank Term Note Payable, Due 2037	14,510	14,881

Total CTWS			26,031	27,239

Var.	Connecticut Water	2004 Series Variable Rate, Due 2029	12,500	12,500
Var.	Connecticut Water	2004 Series A, Due 2028	5,000	5,000
Var.	Connecticut Water	2004 Series B, Due 2028	4,550	4,550
5.00%	Connecticut Water	2011 A Series, Due 2021	22,768	22,920
3.16%	Connecticut Water	CoBank Note Payable, Due 2020	8,000	8,000
3.51%	Connecticut Water	CoBank Note Payable, Due 2022	14,795	14,795
4.29%	Connecticut Water	CoBank Note Payable, Due 2028	17,020	17,020
4.72%	Connecticut Water	CoBank Note Payable, Due 2032	14,795	14,795
4.75%	Connecticut Water	CoBank Note Payable, Due 2033	14,550	14,550
4.36%	Connecticut Water	CoBank Note Payable, Due May 2036	30,000	30,000
4.04%	Connecticut Water	CoBank Note Payable, Due July 2036	19,930	19,930
3.53%	Connecticut Water	NY Life Senior Note, Due September 2037	35,000	35,000

Total Connecticut Water			198,908	199,060

4.75%	HVWC	2011 Farmington Bank Loan, Due 2034	4,341	4,464

3.05%	Avon Water	Mortgage Note Payable, due 2033	3,176	3,302

8.95%	Maine Water	1994 Series G, Due 2024	6,300	6,300
2.68%	Maine Water	1999 Series J, Due 2019	85	170
0.00%	Maine Water	2001 Series K, Due 2031	533	574
2.58%	Maine Water	2002 Series L, Due 2022	53	60
1.53%	Maine Water	2003 Series M, Due 2023	271	321
1.73%	Maine Water	2004 Series N, Due 2024	311	341
0.00%	Maine Water	2004 Series O, Due 2034	107	113
1.76%	Maine Water	2006 Series P, Due 2026	331	361
1.57%	Maine Water	2009 Series R, Due 2029	197	207
0.00%	Maine Water	2009 Series S, Due 2029	493	538
0.00%	Maine Water	2009 Series T, Due 2029	1,383	1,509
0.00%	Maine Water	2012 Series U, Due 2042	142	148
1.00%	Maine Water	2013 Series V, Due 2033	1,285	1,310
4.24%	Maine Water	CoBank Note Payable, Due 2024	4,500	4,500
4.18%	Maine Water	CoBank Note Payable, Due 2026	5,000	5,000
7.72%	Maine Water	Series L, Due 2018	—	2,250
2.40%	Maine Water	Series N, Due 2022	826	1,026
1.86%	Maine Water	Series O, Due 2025	750	750
2.23%	Maine Water	Series P, Due 2028	1,234	1,264
0.01%	Maine Water	Series Q, Due 2035	1,584	1,678
1.00%	Maine Water	Series R, Due 2025	2,009	2,009
Various	Maine Water	Various Capital Leases	—	2

Total Maine Water			27,394	30,431

Add: Acquisition Fair Value Adjustment			(154)	(51)
Less: Current Portion			(4,321)	(6,173)
Less: Unamortized Debt Issuance Expense			(4,498)	(4,905)

Total Long-Term Debt			$250,877	$253,367

There are no mandatory sinking fund payments required on Connecticut Water’s outstanding bonds. However, certain fixed rate Unsecured Water Facilities Revenue Refinancing Bonds provide for an estate redemption right whereby the estate of deceased bondholders or surviving joint owners may submit bonds to the trustee for redemption at par, subject to a $25,000 per individual holder and a 3% annual aggregate limitation.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

On January 10, 2017, Maine Water executed and delivered to CoBank a new Promissory Note and Single Advance Term Loan Supplement, dated January 10, 2017 (the “Third Promissory Note”). On the terms and subject to the conditions set forth in the Third Promissory Note issued pursuant to the Agreement, CoBank agreed to make an unsecured loan (the “Loan”) to Maine Water in the principal amount of $5,000,000 at 4.18%, due December 30, 2026. The proceeds of the Loan will be used to finance new capital expenditures and refinance existing debt owed to the Company, incurred in connection with general water system improvements.

On August 28, 2017, the Company executed and delivered to CoBank a new Promissory Note and Supplement (2017 Single Advance Term Loan) (the “2017 Promissory Note”). On the terms and subject to the conditions set forth in the 2017 Promissory Note issued pursuant to the Company’s Master Loan Agreement, CoBank agreed to make a term loan (the “Loan”) to the Company in the principal amount of $15,000,000. Under the 2017 Promissory Note, the Company will pay interest on the Loan at a fixed rate of 4.15% per year through August 20, 2037, the maturity date of the Loan.

On September 28, 2017, Connecticut Water completed the issuance of $35,000,000 aggregate principal amount of its 3.53% unsecured Senior Notes due September 25, 2037 (the “Senior Notes”). The Senior Notes were issued pursuant to the Note Purchase Agreement dated as of September 28, 2017 (the “Purchase Agreement”) between and among Connecticut Water, NYL Investors, LLC (“NY Life”), as agent, and the Purchasers listed in the Purchaser Schedule attached to the Purchase Agreement, in a private placement financing exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The proceeds of the sale of the Senior Notes will be used by Connecticut Water to repay loans from the Company the proceeds of which were used for capital expenditure projects by Connecticut Water. The Senior Notes bear interest at the rate of 3.53% per annum, payable semi-annually on March 27 and September 27 of each year commencing on March 27, 2018. The principal amount of the Senior Notes, if not previously paid, shall be due on September 25, 2037. The Senior Notes are callable in whole or in part, subject to a make-whole amount.

During the first nine months of 2018, the Company paid approximately $1,208,000 related to Connecticut Water Service’s 2017 CoBank issuance as well as the Company’s Term Note Payable issued as part of the 2012 acquisition of Maine Water, approximately $3,037,000 in sinking funds related to Maine Water’s outstanding bonds, approximately $123,000 in sinking funds related to HVWC’s bank loan and $126,000 related to Avon Water’s mortgage note payable.

Financial Covenants – The Company and its subsidiaries are required to comply with certain covenants in connection with various long term loan agreements. The most restrictive of these covenants is to maintain a consolidated debt to capitalization ratio of not more than 60%. Additionally, Maine Water has restrictions on cash dividends paid based on restricted net assets. The Company and its subsidiaries were in compliance with all covenants at September 30, 2018.

8.	Fair Value Disclosures

FASB Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“FASB ASC 820”) provides enhanced guidance for using fair value to measure assets and liabilities and expands disclosure with respect to fair value measurements.

FASB ASC 820 establishes a fair value hierarchy that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three broad levels, as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are either directly or indirectly observable.

Level 3 – Unobservable inputs developed using the Company’s estimates and assumptions, which reflect those that the Company believes market participants would use.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes our financial instruments measured at fair value on a recurring basis within the fair value hierarchy as of September 30, 2018 (in thousands):

	Level 1	Level 2	Level 3	Total
Asset Type:
Money Market Fund	$147	$—	$—	$147
Mutual Funds:
Equity Funds (1)	2,149	—	—	2,149
Fixed Income Funds (2)	639	—	—	639

Total	$2,935	$—	$—	$2,935

The following table summarizes our financial instruments measured at fair value on a recurring basis within the fair value hierarchy as of December 31, 2017 (in thousands):

	Level 1	Level 2	Level 3	Total
Asset Type:
Money Market Fund	$70	$—	$—	$70
Mutual Funds:
Equity Funds (1)	2,051	—	—	2,051
Fixed Income Funds (2)	642	—	—	642

Total	$2,763	$—	$—	$2,763

(1)	Mutual funds consist primarily of equity securities and are presented on the Other Property and Investments line item of the Company’s Condensed Consolidated Balance Sheets.
(2)	Mutual funds consist primarily of fixed income securities and are presented on the Other Property and Investments line item of the Company’s Condensed Consolidated Balance Sheets.

The following methods and assumptions were used to estimate the fair value of each of the following financial instruments, which are not recorded at fair value on the financial statements.

Cash and cash equivalents – Cash equivalents consist of highly liquid instruments with original maturities at the time of purchase of three months or less. The carrying amount approximates fair value. Under the fair value hierarchy the fair value of cash and cash equivalents is classified as a Level 1 measurement.

Company Owned Life Insurance – The fair value of Company Owned Life Insurance is based on the cash surrender value of the contracts. These contracts are based principally on a referenced pool of investment funds that actively redeem shares and are observable and measurable and are presented on the “Other Property and Investments” line item of the Company’s Consolidated Balance Sheets. The value of Company Owned Life Insurance at September 30, 2018 and December 31, 2017 was $4,521,000 and $4,018,000, respectively.

Long-Term Debt – The fair value of the Company’s fixed rate long-term debt is based upon borrowing rates currently available to the Company. As of September 30, 2018 and December 31, 2017, the estimated fair value of the Company’s long-term debt was $255,759,000 and $268,628,000, respectively, as compared to the carrying amounts of $255,375,000 and $258,272,000, respectively. The estimated fair value of long term debt was calculated using a discounted cash flow model that uses comparable interest rates and yield curve data based on the A-rated MMD (Municipal Market Data) Index which is a benchmark of current municipal bond yields. Under the fair value hierarchy, the fair value of long term debt is classified as a Level 2 measurement.

Advances for Construction – Customer advances for construction had a carrying amount of $19,324,000 and $20,024,000 at September 30, 2018 and December 31, 2017, respectively. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases.

The fair values shown above have been reported to meet the disclosure requirements of FASB ASC 825, “Financial Instruments” (“FASB ASC 825”) and do not purport to represent the amounts at which those obligations would be settled.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.	Segment Reporting

The Company operates principally in three business segments: Water Operations, Real Estate Transactions, and Services and Rentals. Financial data for the segments is as follows (in thousands):

Three months ended September 30, 2018
Segment	Revenues	Pre-Tax Income	Income Tax (Benefit) Expense	Net Income
Water Operations	$36,617	$11,044	$(1,524)	$12,568
Real Estate Transactions	1,350	934	308	626
Services and Rentals	1,333	567	98	469

Total	$39,300	$12,545	$(1,118)	$13,663

Three months ended September 30, 2017
Segment	Revenues	Pre-Tax Income	Income Tax Expense	Net Income
Water Operations	$32,252	$10,500	$36	$10,464
Real Estate Transactions	—	—	—	—
Services and Rentals	1,256	465	213	252

Total	$33,508	$10,965	$249	$10,716

Nine months ended September 30, 2018
Segment	Revenues	Pre-Tax Income	Income Tax (Benefit) Expense	Net Income
Water Operations	$92,110	$13,904	$(1,338)	$15,242
Real Estate Transactions	1,350	934	308	626
Services and Rentals	3,815	1,672	375	1,297

Total	$97,275	$16,510	$(655)	$17,165

Nine months ended September 30, 2017
Segment	Revenues	Pre-Tax Income	Income Tax (Benefit) Expense	Net Income
Water Operations	$83,258	$21,112	$(1,215)	$22,327
Real Estate Transactions	212	55	22	33
Services and Rentals	3,745	1,461	619	842

Total	$87,215	$22,628	$(574)	$23,202

The revenues shown in Water Operations above consisted of revenues from water customers of $36,269,000 and $31,797,000 for the three months ended September 30, 2018 and 2017. Additionally, there were revenues associated with utility plant leased to others of $348,000 and $455,000 for the three months ended September 30, 2018 and 2017, respectively. The revenues from water and wastewater customers for the three months ended September 30, 2018 and 2017 include $2,735,000 and $1,989,000 in additional revenues related to the application of the WRA, respectively.

The revenues shown in Water Operations above consisted of revenues from water customers of $91,026,000 and $82,162,000 for the nine months ended September 30, 2018 and 2017. Additionally, there were revenues associated with utility plant leased to others of $1,084,000 and $1,096,000 for the nine months ended September 30, 2018 and 2017, respectively. The revenues from water and wastewater customers for the nine months ended September 30, 2018 and 2017 include $6,239,000 and $5,542,000 in additional revenues related to the application of the WRA, respectively.

The Company owns various small, discrete parcels of land that are no longer required for water supply purposes. From time to time, the Company may sell or donate these parcels, depending on various factors, including the current market for land, the amount of tax benefits received for donations and the Company’s ability to use any benefits received from donations.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Assets by segment (in thousands):

	September 30, 2018	December 31, 2017
Total Plant and Other Investments:
Water Operations	$732,483	$707,362
Non-Water	1,116	1,023

	733,599	708,385
Other Assets:
Water Operations	206,109	188,590
Non-Water	4,333	1,808

	210,442	190,398

Total Assets	$944,041	$898,783

10.	Income Taxes

FASB ASC 740 Income Taxes (“FASB ASC 740”) addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FASB ASC 740, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

The Company adopted the Internal Revenue Service (“IRS”) temporary tangible property regulations on the Company’s 2012 Federal tax return. Since that time, the Company has been recording a provision for any possible disallowance of a portion of the repair deduction if the Company’s Federal tax return were to be reviewed by the IRS. While the Company believes that the deductions taken on its tax returns are appropriate, the methodology for determining the deduction has not been agreed to by the taxing authorities. During the Company’s review of the position through the quarter ended March 31, 2017, new information caused management to reassess the previously recorded provision. This reassessment resulted in the reversal of a portion of the provision related to the Maine subsidiary, in the amount of $1,164,000 in the first quarter of 2017. During the Company’s review of the position through the quarter ended June 30, 2017, the impact of the new information on the Connecticut subsidiary caused management to reassess the previously recorded provision. The reassessment resulted in the reversal of a portion of the provision in the amount of $2,445,000. During the quarter ending September 30, 2017, the portion of the provision related to the tax year ending December 31, 2013, in the amount of $810,000, was reversed due to statute expiration. Through September 30, 2017, the Company has recorded, as required by FASB ASC 740, a provision of $1,085,000 for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. During the quarter ending September 30, 2018, the portion of the provision related to the tax year ending December 31, 2014, in the amount of $1,300,000, was reversed due to statute expiration. For the nine months ended September 30, 2018, the Company recorded a provision of $910,000 for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. The Company had previously recorded a provision of $4.6 million in prior years for a cumulative total of $4.2 million.

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowered the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. In December 2017, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118, which addresses how a company recognizes provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Tax Act. The measurement period ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year. While we are able to make reasonable estimates of the impact of the reduction in corporate rate, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions we may take. We are continuing to gather additional information to determine the final impact. Provisional amounts have been recorded as a Regulatory Liability to the extent that the tax savings over time will be returned to customers in utility rates, and a non-cash adjustment was recognized to record additional income tax expense to the extent revalued deferred income taxes are not believed to be recoverable in utility customer rates. Accounting for the income tax effects of the Tax Act is expected to be completed when a decision is reached by both PURA and the MPUC regarding the impact that shall be included in utility customer rates. During the first nine months of 2018, the Company

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

performed further analysis on the impact of the enacted legislation. Through the quarter ended September 30, 2018, the Company recorded an excess accumulated deferred tax liability of $31 million, of which $28 million relates to the Tax Act. The additional analysis resulted in no change to the Unrecovered Income Taxes and Unfunded Future Income Taxes or income tax expense.

From time to time, the Company may be assessed interest and penalties by taxing authorities. In those cases, the charges would appear on the Other line item within the Other Income (Deductions), Net of Taxes section of the Company’s Condensed Consolidated Statements of Income. There were no such charges for the nine months ended September 30, 2018 and 2017. Additionally, there were no accruals relating to interest or penalties as of September 30, 2018 and December 31, 2017. The Company remains subject to examination by federal and state tax authorities for the 2015 through 2017 tax years. On April 26, 2017, Avon Water was notified by the IRS that its stand-alone Federal tax filing for 2015 was selected to be reviewed beginning in the second quarter of 2017 and the audit was expanded to include the 2016 standalone tax year. On March 20, 2018, Avon Water received a notice of adjustment from the IRS related to the Federal tax audit for the tax years ended December 31, 2015 and 2016. As a result, a reduction in the net operating loss carryover of $56,000 was recorded during the nine months ended September 30, 2018.

The Company is currently engaged in an analysis to determine the amount of expenditures related to tangible property that will be reflected on its 2018 Federal Tax Return to be filed in September 2019. As a result, through the third quarter of 2018, the Company has estimated the portion of its infrastructure investment that will qualify as a repair deduction for 2018 and has reflected that deduction in its effective tax rate, net of any reserves. Consistent with other differences between book and tax expenditures, the Company is required to use the flow-through method to account for any timing differences not required by the IRS to be normalized.

The Company’s effective income tax rate for the three months ended September 30, 2018 and 2017 was (8.9)% and 2.3%, respectively. The Company’s effective tax rate, excluding discrete items recorded during the three months ended September 30, 2018 and 2017, was 2.7% and 0.1%, respectively. In both 2018 and 2017, these discrete items include adjustments related to uncertain tax positions for the repair deduction in Connecticut and a change in estimate of prior year income taxes. Excluding discrete items, there was an increase in the effective tax rate year over year for the three month period of approximately 2%. The increase in the effective tax rate for this period can be attributed to a lower tax deductible pension contribution deduction in 2018 than in 2017.

The Company’s effective income tax rate for the nine months ended September 30, 2018 and 2017 was (4.0)% and (2.5)%, respectively. The Company’s effective tax rate, excluding discrete items recorded during the nine months ended September 30, 2018 and 2017, was (2.2)% and 9.2%, respectively. In 2018, these discrete items include adjustments related to uncertain tax positions for the repair deduction in Connecticut, purchase accounting adjustments to goodwill, change in estimate of prior year income taxes, an IRS audit adjustment, and adjustments required under the Tax Act. In 2017, these discrete items include adjustments related to uncertain tax positions for the repair deduction in Connecticut. Excluding discrete items, there was a decrease in the effective tax rate year over year for the nine month period of approximately 11%. The decrease in the effective tax rate for this period can be attributed to a higher estimated repair deduction and higher performance stock deduction in 2018 than in 2017. The blended Federal and State statutory income tax rates during the three and nine months ended September 30, 2018 and 2017 were 28% and 41%, respectively. In determining its annual estimated effective tax rate for interim periods, the Company reflects its estimated permanent and flow-through tax differences for the taxable year, including the basis difference for the adoption of the tangible property regulations.

11.	Lines of Credit

As of September 30, 2018, the Company maintained a $15.0 million line of credit agreement with CoBank, that is currently scheduled to expire on July 1, 2020. The Company maintained an additional line of credit of $45.0 million with Citizens Bank, N.A., with an expiration date of April 25, 2021. Additionally, Avon Water maintains a $3.0 million line of credit with Northwest Community Bank, which expired on September 30, 2018. As of September 30, 2018, the total lines of credit available to the Company were $60.0 million. As of September 30, 2018 and December 31, 2017, the Company had $58.5 million and $19.3 million, respectively, of Interim Bank Loans Payable. As of September 30, 2018, the Company had $1.5 million in unused lines of credit. Interest expense charged on lines of credit will fluctuate based on market interest rates.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.	Acquisitions

The Heritage Village Water Company Acquisition

On May 10, 2016, the Company announced that it had reached an agreement to acquire HVWC, pending a vote of HVWC shareholders, approval by PURA and MPUC and the satisfaction of other various closing conditions, pursuant to the terms of Agreement and Plan of Merger dated May 10, 2016 between and among HVWC, the Company, and HAC, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). HVWC serves approximately 4,700 water customers in the Towns of Southbury, Middlebury, and Oxford, Connecticut and approximately 3,000 wastewater customers in the Town of Southbury, Connecticut.

The acquisition was executed through a stock-for-stock merger transaction valued at approximately $16.9 million. Holders of HVWC common stock received shares of the Company’s common stock in a tax-free exchange. In addition, the transaction reflected a total enterprise value of HVWC of approximately $21.5 million, with the $16.9 million paid to shareholders in a stock exchange and the assumption by the Company of approximately $4.6 million of debt held by HVWC at the time of the acquisition.

The Company received regulatory approval from MPUC on September 28, 2016 and from PURA on December 5, 2016, to proceed with the transaction. The shareholders of HVWC voted to approve the acquisition at a special meeting of HVWC’s shareholders held on February 27, 2017.

On February 27, 2017, the Company completed the acquisition of HVWC by completing the merger of the Company’s wholly-owned subsidiary HAC, Inc. with and into HVWC, with HVWC as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the merger, the holders of HVWC’s 1,620 issued and outstanding shares of common stock became entitled to receive an aggregate of 300,445 shares of the Company’s common stock in a tax-free exchange, which exchange was commenced promptly by the issuance of a letter of transmittal and related materials by Connecticut Water’s exchange agent.

The Avon Water Company Acquisition

On October 12, 2016, the Company announced that it had reached an agreement to acquire Avon Water, pending a vote of Avon Water shareholders, approval by PURA and the MPUC and the satisfaction of other various closing conditions, pursuant to the terms of that certain Agreement and Plan of Merger dated October 11, 2016 as amended on March 29, 2017 between and among Avon Water, the Company, and WC-A I, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). Avon Water serves approximately 4,800 customers in the Farmington Valley communities of Avon, Farmington, and Simsbury, Connecticut.

On February 10, 2017, Connecticut Water received regulatory approval from MPUC and on April 12, 2017, Connecticut Water received regulatory approval from the PURA to proceed with the transaction. The shareholders of Avon Water voted to approve the acquisition at a special meeting of Avon Water’s shareholders held on June 16, 2017.

Effective July 1, 2017, the Company completed the acquisition of Avon Water by completing the merger of Connecticut Water’s wholly-owned subsidiary WC-A I, Inc. with and into Avon Water, with Avon Water as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the merger, the holders of Avon Water’s 122,289 issued and outstanding shares of common stock became entitled to receive the following merger consideration for each share of Avon Water common stock held: (i) a cash payment of $50.11; and (ii) a stock consideration component, consisting of 3.97 shares of the Company’s common stock.

The transaction was completed through a stock-for-stock exchange where Avon Water shareholders received the Company’s common stock valued at approximately $26.9 million, in a tax-free exchange, and a cash payment of $6.1 million for a total payment to shareholders of $33.0 million. The transaction reflects a total enterprise value of approximately $39.1 million, with the $33.0 million paid to shareholders and the assumption by the Company of approximately $6.1 million of debt of Avon Water.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the fair value of the HVWC assets acquired on February 27, 2017 and the Avon Water assets on July 1, 2017, the dates of the acquisitions (in thousands):

	HVWC	Avon Water
Net Utility Plant	$28,861	$28,330
Cash and Cash Equivalents	1,336	455
Accounts Receivable, net	355	379
Prepayments and Other Current Assets	179	243
Accrued Unbilled Revenues	47	467
Materials and Supplies, at Average Cost	63	151
Goodwill	12,777	23,472
Unrecovered Income Taxes – Regulatory Asset	—	3,619
Deferred Charges and Other Costs	343	799

Total Assets Acquired	$43,961	$57,915

Long-Term Debt, including current portion	$4,642	$3,145
Accounts Payable and Accrued Expenses	149	584
Interim Bank Loans Payable	—	2,500
Other Current Liabilities	238	32
Advances for Construction	1,897	1,537
Deferred Federal and State Income Taxes	1,680	1,880
Unfunded Future Income Taxes	—	3,619
Other Long-Term Liabilities	—	314

Total Liabilities Assumed	$8,606	$13,611

Contributions in Aid of Construction	18,452	11,560

Net Assets Acquired	$16,903	$32,744

The estimated fair values of the assets acquired and the liabilities assumed were determined based on the accounting guidance for fair value measurement under GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value analysis assumes the highest and best use of the assets by market participants. The allocation of the purchase price includes an adjustment to fair value related to the fair value of HVWC’s and Avon Water’s long term debt and any associated deferred taxes. Additionally, adjustments were made to deferred taxes based on the Company’s ability to utilize net operating loss carryforwards that had valuation allowances at the acquired companies. The excess of the purchase price paid over the estimated fair value of the assets acquired and the liabilities assumed was recognized as goodwill, none of which is deductible for tax purposes. Goodwill recognized as part of the acquisitions of HVWC and Avon Water are a part of the Company’s Water Operations segment.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following unaudited pro forma summary for the three and nine months ended September 30, 2018 and 2017 presents information as if HVWC and Avon Water had each been acquired on January 1, 2017 and assumes that there were no other changes in our operations. The following pro forma information does not necessarily reflect the actual results that would have occurred had the Company operated the businesses since January 1, 2017, nor is it necessarily indicative of the future results of operations of the combined companies (in thousands):

Three months ended September 30,	2018	2017
Operating Revenues	$36,269	$31,797
Other Water Activities Revenues	348	455
Real Estate Revenues	1,350	—
Service and Rentals Revenues	1,333	1,256

Total Revenues	$39,300	$33,508

Net (Loss) Income	$13,663	$10,716

Basic Earnings per Average Share Outstanding	$1.15	$0.92
Diluted Earnings per Average Share Outstanding	$1.13	$0.90

Nine months ended September 30,	2018	2017
Operating Revenues	$91,026	$84,823
Other Water Activities Revenues	1,084	1,179
Real Estate Revenues	1,350	212
Service and Rentals Revenues	3,815	3,754

Total Revenues	$97,275	$89,968

Net Income	$17,165	$23,188

Basic Earnings per Average Share Outstanding	$1.44	$1.96
Diluted Earnings per Average Share Outstanding	$1.42	$1.92

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the results of HVWC and Avon Water for the three and nine months ended September 30, 2018 and from the dates of acquisition to September 30, 2017 (from February 27, 2017 for HVWC and July 1, 2017 for Avon Water) and is included in the Consolidated Statement of Income for the period (in thousands):

Three Months Ended	2018	2017
Operating Revenues	$2,942	$2,368
Other Water Activities Revenues	50	42
Real Estate Revenues	—	—
Service and Rentals Revenues	11	—

Total Revenues	$3,003	$2,410

Net (Loss) Income	$941	$476

Basic Earnings per Average Share Outstanding	$0.08	$0.04
Diluted Earnings per Average Share Outstanding	$0.08	$0.04

Nine Months Ended	2018	2017
Operating Revenues	$6,997	$3,721
Other Water Activities Revenues	98	42
Real Estate Revenues	—	—
Service and Rentals Revenues	49	—

Total Revenues	$7,144	$3,763

Net (Loss) Income	$718	$693

Basic Earnings per Average Share Outstanding	$0.06	$0.06
Diluted Earnings per Average Share Outstanding	$0.06	$0.06